Exhibit 99.1
PRESS RELEASE
For further information:
John B. Pelling, III
Vice President — Investor Relations
(708) 498-2013
IR@midwestbank.com
Midwest Banc Holdings, Inc. Elects New Chairman
MELROSE PARK, IL — (MARKET WIRE) — 12/18/08 — Midwest Banc Holdings, Inc. (NASDAQ: MBHI) today announced the resignation of Homer J. Livingston, Jr. as director and Chairman of the Board and Chairman of Midwest Bank and Trust Company effective December 31, 2008. The Board elected a fellow director, Percy L. Berger, Sr., CPA, as successor. Mr. Livingston commented that “Being Chairman of a bank in these times of national financial stress is a full time job. I have a number of other activities with which I am involved and, unfortunately cannot continue to contribute that amount of time on a long term basis. The bank has received $85 million of TARP money, and is financially sound. Therefore, it is an appropriate time to transition to new leadership. Percy is an excellent choice as he has had a long career in the banking business, as well as the investment field. I believe the bank is in good hands.”
“I look forward to the opportunity to work more closely with our Board and executive management team as we build a more profitable and larger financial institution,” said Mr. Berger. Mr. Berger is Managing Partner of the Dempster Group, L.L.C., a private equity investment firm focusing on wireless telecommunications. He is responsible for managing the affairs of the Partnership and initiating investment opportunities. Prior to founding Dempster Group, Mr. Berger founded Green Leaf Ridge Company (GLRC), a private equity investing and advisory firm with a focus on telecommunications and enterprise software.
Earlier in his career Mr. Berger worked for twenty-three years in global financial institutions in international and corporate banking, corporate finance and investment banking. Mr. Berger was a Managing Director, Senior Vice President and Senior Client Manager at Bank of America. At Bank of America he managed a team responsible for major corporate finance relationships in the Midwest. Prior to joining Bank of America, he held similar positions at Chemical Bank and Wells Fargo Bank. At Wells Fargo, Mr. Berger was Vice President and Area Head of Operations for Brazil and President, Wells Fargo Servicos Limitada, S.A. He also headed Continental Bank’s initial move into Puerto Rico, where he was the first General Manager of the Bank’s operations on the Island. Mr. Berger worked in Mexico and Venezuela for Continental Bank as a Country Manager for corporate banking relationships.

Mr. Berger earned an M.B.A. from Harvard Business School and holds a B.S. with Honors in Accounting from Southern University and A&M College. He received his CPA from the University of Illinois at Champaign-Urbana and is a Member of the Illinois Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
About Midwest Banc Holdings, Inc.
Midwest Banc Holdings, Inc., with $3.6 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicagoland area. The principal operating subsidiaries of Midwest Banc Holdings, Inc. are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest has 29 banking offices. Midwest is a member of the Allpoint®/STARsf® surcharge-free network giving Midwest customers access to thousands of surcharge-free ATMs nationwide, with over 1,000 ATMs in the Chicagoland area.
Information on Midwest products, services and locations is available at: www.midwestbank.com